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                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE


                     PSC ANNOUNCES ELECTION OF NEW DIRECTORS

October 2, 2001, Chicago, Illinois: Philip Services Corporation ("PSC") (Nasdaq:
PSCD/ TSE: PSC) today announced the appointment of two directors to its Board of Directors following the resignation of two directors. The newly appointed directors are Stanley N. Nortman and Robert J. Mitchell. Mr. Mitchell is an officer of various entities owned by Carl C. Icahn, the beneficial owner of the largest block of the Company's outstanding common stock.

On August 8, 2001, Mr. Icahn and his affiliates (the "Icahn Group") filed an amended Schedule 13D with the Securities and Exchange Commission indicating that they had purchased additional shares of the Company's common stock, and that, given their increased holdings, they may "seek to request [PSC] to increase [the Icahn Group's] representation on [PSC's] Board of Directors."

Following that filing, PSC management had discussions with representatives of the Icahn Group. At a meeting of the Board of Directors held on October 1, Messrs. Richard L. Marcantonio and Nathaniel D. Woodson resigned and
Mr. Mitchell and Mr. Nortman, who were recommended by the Icahn Group, were appointed to fill the vacancies.

"On behalf of the Board and our Company, I would like to recognize Rick Marcantonio and Nat Woodson for their contribution and efforts on behalf of PSC," said Anthony Fernandes, Chairman, President and CEO. "In turn, we welcome Bob Mitchell and Stan Nortman as new directors. They bring industry experience that will benefit our Company and we look forward to their contribution."

Mr. Mitchell, 54, has been Senior Vice President-Finance of ACF Industries, Inc., a privately held railcar leasing and manufacturing company, since March 1995 and was Treasurer of ACF from December 1994 to March 1995. Mr. Mitchell has also served as President and Treasurer of ACF Industries Holding Corp., a privately held holding company for ACF, since August 1993. Mr. Mitchell is a director of National Energy Group, Inc., a public company involved in the exploration of oil and gas reserves, and has served on that board since 1996. Mr. Mitchell also serves as a Director of Stratosphere Corporation, which operates the Stratosphere Hotel and Casino in Las Vegas, Nevada, and has been on that board since 1998. Mr. Mitchell received his BS Degree in Business of Administration from St. Francis College.

Mr. Nortman, 61, was elected a Director of Panaco Inc. in September 1999. Mr. Nortman has been the President of Nortman Associates, a marketing and consulting company from 1988 to the present. From 1988 to 1992 he was the Chairman of the Galaxy Group, a completion and bonding company, and was the President of the Travel Channel from 1991 until its sale in 1992. From 1968 through 1978, Mr. Nortman was a partner in EDP Industries. In 1978 he founded Nortman Metals, a metals distribution company, and served as its President and CEO until 1983. Mr. Nortman received a BBA degree from Hofstra University in 1963.

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PSC provides diversified industrial outsourcing services, together with by-products services and metals services, to major industry sectors.

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Contact: Lynda Kuhn
Public Affairs
(905) 540-6658